Exhibit 10.9

CENTENNIAL BANK HOLDINGS, INC.

EXECUTIVE CASH INCENTIVE PLAN

PURPOSE

Centennial Bank Holdings, Inc. (the “Company”) is the sponsor of this executive cash incentive plan (the “Plan”).  The Company has designed the Plan to focus Company executives on achieving the annual business plan during a particular Performance Period.  The Plan is intended to provide significant rewards to the Company’s executive team for exceptional corporate performance.

APPROVAL AND ADMINISTRATION

The Plan has been approved by the Compensation, Nominating and Governance Committee of the Board of Directors (the “CNG Committee”) and will be administered by the Incentive Plan Committee (the “IP Committee”), which is composed of the Company’s CEO and executives reporting directly to the CEO.

With respect to each performance period (“Performance Period”), the IP Committee will recommend to the CNG Committee, for its approval as early in the Performance Period as possible: Participants; Quantitative Performance Measures; Quantitative Performance Measure Weights; Performance Targets; Achievement Levels and corresponding Award Opportunities; and Qualitative Performance Measures (each as defined herein).  Notwithstanding anything to the contrary, the CNG Committee shall determine each of the Quantitative Performance Measures; Quantitative Performance Measure Weights; Performance Targets; Achievement Levels and corresponding Award Opportunities; and Qualitative Performance Measures for Participants who are members of the IP Committee.  At the end of the Performance Period, the IP Committee will review achievements against Quantitative Performance Measures, present results and recommend awards (“Awards”) to the CNG Committee for its approval; provided, however, that the CNG Committee will review achievements against Quantitative Performance Measures for members of the IP Committee.  In addition, the Company’s CEO will provide the CNG Committee with an evaluation of any Qualitative Performance Measures and recommend any appropriate adjustments to Awards; provided, however, that the CNG Committee will evaluate any Qualitative Performance Measures with respect to the CEO.  In evaluating Awards, the CNG Committee shall do so outside the presence of management, except that the CNG Committee may request the presence of the CEO when considering Awards to members of executive management other than the CEO.  Notwithstanding any recommendations from the IP Committee or the CEO, the CNG Committee will be solely responsible for determining and granting any Awards pursuant to the Plan.

Interpretation and application of the Plan to a particular circumstance will be made by the CNG Committee in its sole discretion.  Subject to any authority granted to the full Board of Directors or a committee of the independent directors thereof, the CNG Committee has the sole and absolute power and authority to make all factual determinations, construe and interpret terms and make eligibility and Award determinations in accordance with its interpretation of the Plan.

ELIGIBILITY

The categories of executives and other employees listed in Exhibit A are eligible for participation in the Plan.  The IP Committee will review those eligible and recommend participants to CNG Committee for its approval.

PARTICIPANTS

An individual who has been recommended for participation in the Plan by the IP Committee and approved by the CNG Committee is a participant (the “Participants”).

PERFORMANCE MEASURES

The IP Committee will select one or more quantitative performance measures for the Performance Period for approval by the CNG Committee (“Quantitative Performance Measures”).  All Quantitative Performance Measures will be key indicators of financial performance, including but not limited to: (i) net income; (ii) return on average assets (“ROA”); (iii) cash ROA; (iv) return on average equity (“ROE”); (v) cash ROE; (vi) earnings per share (“EPS”);  (vii) cash EPS; (viii) stock price; (ix) efficiency ratio; and (x) book value per share.  Quantitative Performance Measures may be established on a consolidated basis, and/or for specified subsidiaries or business units of the Company (determined either in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies).

Each Quantitative Performance Measure will operate independently (i.e., it is possible for one Quantitative Performance Measure to generate an Award and not the other).  Likewise, it is possible for one Quantitative Performance Measure to be achieved at a higher level than the other.  Quantitative Performance Measures will be individually weighted (i.e., one Quantitative Performance Measure may be counted more heavily in calculating Awards than the other).  Weights for each Quantitative Performance Measure will be recommended by the IP Committee for approval by the CNG Committee (“Quantitative Performance Measure Weights”); however, the CNG Committee will retain absolute authority over the selection of, and weights accorded to, any Quantitative Performance Measures.  A targeted level of achievement with respect to each Quantitative Performance Measure (the “Performance Target”) will be established for the Performance Period, along with the percentages of achievement of the Performance Target (the “Achievement Levels”) that may lead to corresponding Awards under the Plan (the “Award Opportunities”).

In addition to Quantitative Performance Measures, the IP Committee may select one or more qualitative performance measures for the Performance Period for approval by the CNG Committee (“Qualitative Performance Measures”).  Qualitative Performance Measures may include or relate to, but are not limited to: (i) execution of strategic goals; (ii) quality of regulatory relationships; (iii) individual contributions to the Company’s performance; (iv) credit-

related goals; (v) expense management; or (vi) such other key qualitative measures tied to current or future Company performance.

The CNG Committee will have the authority to subjectively evaluate the achievement of Qualitative Performance Measures and increase or decrease Awards based on its evaluation.  The Qualitative Performance Measures will operate together, will not be individually weighted and will operate to increase or decrease Awards as determined based on the achievement of Quantitative Performance Measures.  The achievement or non-achievement of Qualitative Performance Measures may be determined on a Participant-by-Participant basis.  Accordingly, it is possible for one Participant to have achieved Qualitative Performance Measures while another Participant did not.  Likewise, it is possible for Qualitative Performance Measures to affect the Awards of different Participants differently.  It is possible, therefore, that the Award for one Participant may be increased more significantly than the Award for another Participant based on the achievement of Qualitative Performance Measures.  The CNG Committee will retain absolute authority over the selection of, and determination of effect of, any Qualitative Performance Measures.

ACHIEVEMENT LEVELS AND AWARD OPPORTUNITIES

Achievement Levels and Award Opportunities for a Performance Period approved by the CNG Committee will be set forth in the format below.  The table shows achievement of various levels of the established Quantitative Performance Measure, as a percentage of the Performance Target, during a Performance Period and illustrates the corresponding and maximum Award Opportunity at each specified Achievement Level.  Award Opportunities will generally be expressed as a percentage of base salary.  Mathematical interpolation will be used to calculate Awards for achievement between the levels established.

Performance Period:  January 1, xxxx — December 31, xxxx

Quantitative Performance Measure:                               Performance Target: $

Award Opportunities

Achievement Level (% of Target)
Participant	[90]%	100%	[110]%

CEO
Other Executive Officers
Key Officers
Other Key Contributors

Awards earned on the basis of the Quantitative Performance Measure may be increased or decreased based on the achievement of Qualitative Performance Measures for a Performance Period.  For the avoidance of doubt, achievement of Qualitative Performance Measures may result in Awards even if Quantitative Performance Measures are not achieved at the threshold level and may result in Awards above the maximum Award Opportunity.  Likewise, non-achievement of Qualitative Performance Measures may result in no Awards even if Quantitative Performance Measures are achieved at the threshold level and may result in Awards below the minimum level of Award Opportunity.

The Quantitative Performance Measures, Performance Targets, Achievement Levels, Award Opportunities and Qualitative Performance Measures, as approved by the CNG Committee, will be set forth in Schedule I and updated for each Performance Period during which this Plan is in effect.

AWARDS

Awards under the Plan will be based upon achievement of Quantitative Performance Measures and Qualitative Performance Measures as described above.  When determining the achievement of a Quantitative Performance Measure, the CNG Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes.  The CNG Committee will retain absolute authority over the selection of, and determination of effect of, any Qualitative Performance Measures.

For purposes of the Plan, “base salary” means annual base salary in effect at the end of the Performance Period.  Awards will be made through the payroll system, minus legally required and authorized deductions.  Awards under the Plan will be considered eligible compensation as permitted or defined by each specific employee benefit plan for purposes of employee benefit calculations.

Awards for individuals who are Participants for less than a full Performance Period will be prorated using Participant’s length of employment with the Company.  Awards for Participants who leave the Company during a Performance Period due to retirement, total and permanent disability or death will be prorated using the same method.

To be eligible to receive an Award under the Plan, a Participant must have a performance rating of “3” or better during the Performance Period.

ADJUSTMENTS

Participants, Quantitative Performance Measures, Quantitative Performance Measure Weights, Performance Targets, Achievement Levels, Award Opportunities and Qualitative Performance Measures may be adjusted during the Performance Period only upon approval by the CNG

Committee, as it deems appropriate.

PAYMENT OF AWARDS

Awards will be paid as soon as administratively feasible after review of performance against targets and approval by the CNG Committee.  Any Award with respect to a Performance Period will be paid within 2½ months of the end of the calendar year in which the Performance Period ends.  The Company has the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment.

To be eligible for Award payment, a Participant must have been an employee of the Company for at least three months and be an employee of the Company on the date that Awards are paid or have left the Company during the Performance Period due to retirement, total and permanent disability or death.  Any Awards for Participants who have left the Company during the Performance Period due to retirement, total and permanent disability or death will be prorated using the Participant’s actual base salary paid during the time of participation in the Performance Period. There will be no Award paid to Participants who leave the Company for any other reason.

Participants otherwise eligible to receive an Award and who were assigned to different parts of the organization during the Performance Period will have their Award calculated based upon the part of the organization they are in at the end of the Performance Period and the performance achieved by that group for the Performance Period.

NO RIGHT OF ASSIGNMENT

No right or interest of any Participant in the Plan is assignable or transferable.  In the event of a Participant’s death, payment of any earned but unpaid Awards will be made to the Participant’s legal successor, if not prohibited by law.

NO RIGHT OF EMPLOYMENT

The Plan does not give any employee any right to continue in the employment of the Company and does not constitute any contract or agreement of employment or interfere in any way with the right the organization has to terminate such person’s employment.  Except with respect to employment agreements entered into with certain executives, the Company is an “at will” employer and, as such, can terminate an employment relationship between itself and any of its employees at will, with or without cause and with or without notice.

AMENDMENT OR TERMINATION OF THE PLAN

The Company reserves the right to change, amend, modify, suspend, continue or terminate all or any part of the Plan either in an individual case or in general, at any time without notice.

Exhibit A

Eligible Participants:

Chief Executive Officer (CEO)

Other Executive Officers:

Executive Vice Presidents

Key Officers:

Direct Reports to Executive Vice Presidents

Key Contributors:

Other Key Officers/Contributors

Schedule I

Performance Period:  January 1, 20XX — December 31, 20XX

Quantitative Performance Measure:                               Performance Target:

Award Opportunities

Achievement Level (% of Target)
Participant	[90]%	100%	[110]%

CEO
Other Executive Officers
Key Officers
Other Key Contributors

Qualitative Performance Measures: